Exhibit 5.1

Our ref JVZ/826616-000001/30309825v3

Decent Holding Inc.

Suite #4-210, Governor’s Square

23 Lime Tree Bay Avenue

PO Box 32311

Grand Cayman KY1-1209

Cayman Islands

September 22, 2026

Dear Sirs

Decent Holding Inc.

We have acted as Cayman Islands legal advisers to Decent Holding Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (including the exhibits, the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to the offering by the Company, on a best-efforts basis, of up to 1,568,627 units (the “Units”), each Unit consisting of one Class A ordinary share of par value US$0.0025 each (the “Class A Ordinary Shares”), or, in lieu thereof, a pre-funded warrant (the “Pre-Funded Warrants”), and one warrant (the “Warrants”) to purchase up to one Class A Ordinary Share, which represents (i) up to 1,568,627 Class A Ordinary Shares, (ii) up to 1,568,627 Pre-Funded Warrants, (iii) up to 1,568,627 Class A Ordinary Shares underlying the Pre-Funded Warrants (the ”Pre-Funded Warrant Shares”), (iv) up to 1,568,627 Warrants to Purchase Class A Ordinary Shares and (v) up to 1,568,627 Class A Ordinary Shares issuable upon exercise of the Warrants (the “Warrant Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 6 January 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The fourth amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 14 July 2026 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 22 September 2026 (the “Follow on Offering Resolutions”).

1.4	A certificate of good standing dated 18 September 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	A draft form of the Warrants (the “Warrant Documents” or “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in The City of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company has, or will have, sufficient authorized but unissued Class A Ordinary Shares in its authorized share capital to enable the Company to issue the Class A Ordinary Shares and the Warrant Shares upon exercise of the Warrants.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Class A Ordinary Shares, and none of such Class A Ordinary Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	At the time of the exercise of the Warrants into Warrant Shares in accordance with the terms and provisions of the Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) will not have changed in such way as to materially impact the issue of such Warrant Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A Ordinary Shares, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, as applicable, the then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share to be issued upon the Exercise will not be less than the par value of such Warrant Share;

(e)	the terms and provisions of the Warrants, as applicable, relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	The issue of the Class A Ordinary Shares and the Warrants under the Transaction Documents will be of commercial benefit to the Company.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Ordinary Shares or the Warrants.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$2,500,000 divided into 1,000,000,000 shares of a par value of US$0.0025 each, comprising of (i) 900,000,000 Class A Ordinary Shares of a par value of US$0.0025 each, and (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0025 each.

3.3	The issue and allotment of the Class A Ordinary Shares (including the issue and allotment of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrants Documents) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement (including the issue and allotment of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrants Documents), the Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, once the Transaction Documents have been executed and delivered by any director or officer of the Company, the Transaction Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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